From: Joe Boystak
Sent: Thursday, January 11, 2007 1:41 PM
To: Richard Opara; Chris Nowers; 'Nigel Rulewski'; 'Lee.cole@bioaccelerate.com'
Cc: 'RiceLaw1@comcast.net'
Subject: Resignation from the Board of Avantogen Oncology.

Gentlemen: Please be advised, effective immediately I am resigning as a member of the board of Avantogen Oncology, Inc.   I have deep concerns, which I have voiced, about matters pertaining to corporate governance, business strategy, the lack of financial resources, the company’s ability to execute on its plans and possibly satisfy its reporting requirements.  This is exacerbated by the inability of the executive management and the board to reach any consensus on a retention plan which would enable the company to pursue any possible strategic alternatives (licensing, partnering, sale, etc.) or funding options which have been identified.

I would request the company file a Form 8-K to announce my resignation.

I wish you all the best.

Joe

Joseph A. Boystak
President & CEO
Chopin Capital Partners, LLC
2121 Avenue of the Stars
Suite 2550
Los Angeles, CA 90067
310 553 5533
jboystak@chopincapital.com